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On May 21, 2012, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT CORRECTS BMC BOARD’S STATEMENTS AND REQUESTS
ADDITIONAL INFORMATION FROM ITS NOMINATING COMMITTEE

With Record Date Approaching on June 4th, Elliott Reiterates its Commitment to
Seeking Election for its Highly Qualified Nominees and a Process to Maximize Stockholder Value

NEW YORK (May 21, 2012) – Elliott Management, a $20 billion private investment firm and major stockholder in BMC Software (NASDAQ: BMC), today sent BMC’s Board the following letter:

May 21, 2012

The Board of Directors
BMC Software, Inc.
2101 Citywest Boulevard
Houston, TX 77042-2827
Attention:  Robert E. Beauchamp, Chairman and Chief Executive Officer

Dear Members of the Board of Directors:

I write to you again on behalf of Elliott Management and our collective funds, holders of 5.5 percent of BMC Software common stock.  We received the Board’s letter dated May 16, 2012 responding to our previous communications.  While we appreciate that the Board responded to our letters, we believe much of what was written is not accurate, requires clarification or raises new questions.  We want to ensure that the Board and the Company’s stockholders fully understand our viewpoint and the reason for our concern.  We strongly believe the underlying value in BMC is significantly higher than the current stock price and firmly believe that it is time for BMC to engage in a thoughtful exercise about value creation, rather than stubborn maintenance of the status quo.

The Board wrote: “Consistent with our established policies and procedures for considering director candidates recommended by stockholders, the Corporate Governance & Nominating Committee has reviewed and considered Elliott’s five director nominees and unanimously determined not to recommend your nominees for election to the BMC Board of Directors.”

We have reviewed these established policies and procedures, which, based on the Company’s Corporate Governance Guidelines, consist of the following (copied as published, underline ours):

Nominees for director will be selected on the basis of broad experience; wisdom; integrity; ability to make independent analytical inquiries; understanding of BMC's business environment; and willingness to devote adequate time to Board duties. The Corporate Governance & Nominating Committee is responsible for assessing the appropriate balance of skills, characteristics and perspectives required of an effective Board. The Board is committed to a diversified membership.

The following criteria are used as guidelines for selecting director nominees:
-	Experience as a chief executive officer, member of senior management or director of a technology company or other nationally recognized or significant business.
-	Ability to dedicate sufficient time to his or her duties as a director of BMC.
-	Particular skills or expertise that enhance the overall composition of the Board.

We are puzzled by the Board’s response, as our nominees most certainly qualify based on these criteria.  Given that BMC is an enterprise software company – and that three of our nominees were formerly CEOs of enterprise software companies – it would seem our nominees would be a welcome addition to the Board of the Company.

We want to further understand the Corporate Governance & Nominating Committee’s conclusion and would greatly appreciate a call or meeting with Kathleen O’Neil, Jon Barfield and Mark Hawkins who sit on that committee to discuss this matter.  We will make ourselves available immediately.

The Board wrote: “…BMC delivered record results for revenue… Revenue increased five percent.”
This statement, upon greater examination, is questionable.  Revenue grew 5 percent annually, but license revenue only grew 1.5 percent annually – and license bookings were down 5 percent year-over-year and total annualized bookings were down 9 percent year-over-year.  As any software investor knows, and as the Board hopefully appreciates, license bookings is the critical figure for evaluating growth:  it drives future sales, maintenance and services revenue.

The Board wrote: “BMC ended fiscal year 2012 on a positive note with renewed momentum in several key areas.” and
“Aggressively grew our cloud and software as a service (‘SaaS’) businesses…”
The “strong growth” in the cloud and SaaS businesses certainly makes sense, because cloud and SaaS are high growth markets.  What was left unsaid was that, to date, the growth in cloud and SaaS is off a very small base and it has not offset revenue pressures elsewhere.  As BMC was admittedly late to enter some of these markets, we believe it would strongly benefit from our technologically sophisticated nominees who understand the platform transition from on-premise to cloud.

“Our ESM business is generating solid sequential growth, including growth of 21 percent in license bookings during the fourth quarter.”
We’ve previously addressed this point and will do so again here.  ESM’s license bookings grew sequentially off a very poor quarter by 21 percent including the acquisition of Numara and approximately 17 percent excluding it.  However, ESM license bookings, excluding Numara, actually declined more than 9 percent year-over-year in the fourth quarter, and declined more than 12 percent for the fiscal year 2012.  These declines came after BMC initially projected over 20 percent growth in ESM license bookings one year ago.

“Our MSM business remains a solid performer…”
No argument here – we like the mainframe business generally and the Mainframe business appears to be solid cash generator, buoyed by automation, a portion of which is distributed and is growing well.

“Our Global Services business is gaining size and scale.”
Services have not been a major focus at BMC historically, and have struggled to consistently generate positive gross profits.  While not as high a priority as other considerations, there seems to be no reason why BMC has not run Services profitably, as its peers do.  Our Board candidates have deep operating experience, and several of them have overseen sound technology services operations.

The Board then wrote: “In addition to the strong financial results that BMC achieved in fiscal 2012…”
We cannot imagine that the Board truly believes that the results in 2012 were “strong,” and, if it does, stockholders should be alarmed.  Fiscal 2012’s results should have been received as a series of wake-up calls to the Board, starting in the first quarter and continuing unrelenting through the fourth.  As our last letter stated, it is time for the Board to adopt a thoughtful approach to the situation, not a bunker mentality where it glosses over the issues.

 “…we also substantially strengthened our position in the marketplace through a significant expansion of our sales force capacity.  Over the course of the fiscal year, we grew our ESM sales force capacity by 25 percent including the impact of Numara.  To achieve this strong growth and to maximize new opportunities…”
The issue here is not the addition of new salespeople, many of whom joined from Numara.  The issue is that after changing the head of sales four times since 2010, BMC has had well-publicized, severe execution issues in sales, which have cost the Company dearly in terms of revenue from its otherwise reliable and well-regarded products.

This represents a concerning pattern of mismanagement for BMC and far greater Board focus is required to rectify this situation.  Management’s recent efforts to do so were described on the May 9, 2012 quarterly conference call by Mr. Beauchamp:  “We made further progress to improve sales execution including numerous steps taken to address sales attrition and our tenured and overall ESM sales force capacity excluding Numara is up, finishing the year with 20% more total sales capacity than at the beginning of fiscal 2012.”  If this sounded familiar, it is because Mr. Beauchamp wrote nearly the exact same thing a year earlier in the Fiscal 2011 CEO Letter to Shareholders, “We also strengthened our ESM sales team, achieving a 20 percent increase in the average productive sales headcount compared to the prior year while significantly slowing attrition.”

The sales force tinkering has been ongoing for years, with a consistent aspiration to achieve efficacy.  In 2010, Mr. Beauchamp wrote about how BMC “substantially upgraded” their sales force and the plan to “increase the average number of productive sales reps in fiscal 2011 by 20 percent over last year’s level.”  In 2009, Mr. Beauchamp’s Letter to Shareholders talked about how the firm “significantly strengthened our sales force,” investing in “sales training” with “new management and sales professionals.”

Sales execution is critical for BMC and we believe that our highly qualified nominees, some of whom have deep experience managing sales organizations, will add considerable insights to the Board on this issue.

The Board writes: “…BMC has a strong track record of creating value over the long-term….  Over the five years ending on May 11, 2012, BMC has outperformed the S&P 500 by 37 percent and the NASDAQ by 12 percent.”
The fact that the Board had to go back to 2007 to locate a starting point for slight outperformance does not inspire confidence.  2007 was a long time ago and much has happened to BMC and the markets in which it participates.  For context, in fiscal year 2007, Service-Now had revenues of only $1.9 million.  Much more relevant are the statistics we have previously outlined: BMC’s stock has significantly underperformed relative to both its peers and the indices – over the last three years by 46 percent and 54 percent, respectively; over the last two years by 16 percent and 15 percent, respectively; and over the last 12 months by 30 percent relative to both peers and the indices.

The Board writes: “As further evidence of our positive momentum, BMC has outperformed both the NASDAQ and S&P 500 indices over the past three months.”
BMC’s stock has increased 2.93 percent versus 0.80 percent for the S&P 500 and 1.03 percent for the NASDAQ during this time period.  We strongly hope the Company is not reliant upon this statistic as “evidence of our positive momentum.”

Moreover, the three-month time period cited by BMC is precisely when Elliott was actively acquiring its stock position to become one of the Company’s largest stockholders, which we believe helped artificially inflate the stock price.

We strongly urge the Board to engage in thoughtful dialogue about the Company’s future.  Numerous other parties have initiated dialogue with us, including calls from companies interested in BMC and numerous calls from current stockholders expressing support for our cause.  We remind the Board and stockholders that we have significant experience investing in technology companies and a track record of long-term holdings in situations where we see a meaningful value opportunity.

We look forward to speaking.

Best,

Jesse Cohn
Portfolio Manager

About Elliott Associates
Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds' investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Media Contacts:
Peter Truell
Elliott Management, L.P.
(212) 478-2080

-OR-

Tom Johnson
The Abernathy MacGregor Group
(212) 371-5999

Additional Information
Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012 Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation will be included in materials filed on May 15, 2012, by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.  Stockholders are advised to read the proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).